SCHEDULE 14A INFORMATION

              PROXY STATEMENT PURSUANT TO SECTION 14(a)
               OF THE SECURITIES EXCHANGE ACT OF 1934
                        (Amendment No. )
                                                                    ----
                    Filed by the Registrant                        / X /
                                                                    ----
                                                                    ----
             Filed by a party other than the Registrant            /   /
                                                                    ----

Check the appropriate box:

----
/   /  Preliminary Proxy Statement
----

----
/   /  Confidential, for Use of the Commission Only (as
----   permitted by Rule 14a-6(e)(2))

----
/   /  Definitive Proxy Statement
----

----
/   / Definitive Additional Materials
----

----
/ X /  Soliciting Material Pursuant to Sec. 240.14a-11(c) or
----   Sec. 240.14a-12


                 PUTNAM U.S. GOVERNMENT INCOME TRUST
           (Name of Registrant as Specified In Its Charter)

              (Name of Person(s) Filing Proxy Statement,
                    if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

----
/ X /  No fee required
----

----
/   /  Fee computed on table below per Exchange Act Rule 14a
----   6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

----
/   /  Fee paid previously with preliminary materials.
----

----
/   /  Check box if any part of the fee is offset as provided
---- by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:




          Q&A: Proposed Changes to Investment Policies for
               Putnam U.S. Government Income Trust

At their June 14, 2002, meeting, Putnam's Trustees voted on a proposal to change the investment policies of Putnam U.S. Government Income Trust. The changes will allow the fund to invest in mortgage-backed securities that are not backed by the full faith and credit of the United States, such as Fannie Mae and Freddie Mac. The fund's objective of seeking high income, consistent with preservation of capital, will remain the same. The shareholder meeting is scheduled for December 12, 2002.

Who is eligible to vote?

All shareholders of record at the close of business on September 12, 2002.

Why are the changes in portfolio composition being proposed?

Since the fund's inception in 1984, the mortgage-backed market has changed significantly. Back then, Ginnie Mae securities represented 75% of the market. Today, Fannie Mae and Freddie Mac securities account for 78% of the mortgage-backed universe. By broadening the scope of the fund, the proposed changes will enable the fund to take advantage of the substantial growth in the market for these types of U.S. government bonds.

What will be the effects of these changes on the fund's yield and total returns?

We anticipate that the fund's yield will not be affected. However, because the fund will have the ability to invest in a broader range of securities, some of which may have greater potential for capital appreciation, the fund may have the potential for higher longer-term total returns.

Will the fund continue to invest in Ginnie Mae bonds?

Yes. The fund will remain in the Lipper GNMA Fund category. The fund will invest approximately two-thirds of its assets in Ginnie Mae securities, with the remaining third invested in other mortgage-backed, government agency-backed securities and U.S. Treasury bonds. Its benchmark will remain the Lehman Mortgage-Backed Securities Index.

Will the fund's position on the Putnam risk ribbon change?

The proposed investment policy changes would lead to slightly greater credit risk associated with high-quality non-guaranteed bonds. The fund would remain in the same position on the risk ribbon.

What are the changes to borrowing restrictions being proposed?

Currently, Putnam U.S. Government Fund cannot borrow more than 10% of its value and the money borrowed must be used to meet redemption requests. The proposed change would allow the fund to borrow up to 33 1/3% of its assets and use the money for more than redemption requests.

What is the Trustee's proposal to change the fund's loan making restrictions?

The fund would be able to participate in an interfund lending program and make loans to other Putnam funds for short-term purposes.

Will the fund's CUSIP number and Quotron symbol change?

No, they will remain the same.

When will shareholders vote on the proposed changes?

Shareholders will be mailed a proxy in October, and there will be a shareholder meeting to vote on the proposal in December.

How has the fund performed so far this year?

The fund has performed well, ranking in the 32nd percentile of its Lipper category year-to-date, and in the 27th percentile for the past 12 months (through 4/30/02). Of course, past performance is no guarantee of future performance.

What are Putnam's fixed-income strengths?

Putnam has a long history managing bond funds dating to our founding 65 years ago. Our fixed-income organization is one of the largest in the industry, with 110 professionals managing nearly $64 billion in assets in the United States and abroad. We have expertise in every major fixed-income sector, including government, mortgage-backed, corporate, and international developed and emerging markets. We also have a substantial tax-exempt department.

What are the Trustee's recommendations for the proposed amendments?

The Trustees are recommending that shareholders approve all proposed amendments.




                 King Mutual Fund Services
                     Telephone Script

             PUTNAM U.S. GOVERNMENT INCOME TRUST

Introduction

Hello, Mr./Mrs. (Shareholder). I am calling with regard to your investment in Putnam U.S. Government Income Trust. My name is
________________ and I'm a proxy representative with D.F. King & Co. calling at the request of Putnam Investments. We're currently contacting shareholders in the fund to obtain the necessary proxy votes for the shareholder meeting scheduled for December 12, 2002. Did you receive the materials from the fund?

If not, then help the shareholder obtain the material he requires. If a NOBO, give them the 800# and have them call back when they receive. If registered, we will send the materials directly. In either case, make sure the address is correct, make any necessary corrections, and code the disposition as "14" or "15".

Are you familiar with the proposals?  Do you have any questions?

Take time to answer all questions carefully. Do not give advice. Remind the shareholder that his/her Trustees have recommended that he/she vote in favor of each proposal. Most questions can be addressed by referring to the proxy statement and reading the appropriate sections.

At your earliest convenience, please vote by signing and dating the proxy card you received, and returning it in the envelope provided or go to www.proxyweb.com/putnam to vote on the Internet and follow the directions on your proxy card.

If you like, I can record your vote over the telephone right now.

Allow the person to give you a response. If the person says he/she has already sent in the proxy,do not ask how he/she voted.

Here is how we will proceed. I will record this phone call. I will ask you for your name, address, and the last 4 digits of your social security number (or Tax Identification Number if shares are registered to an entity). I will then confirm that you received the proxy materials. Finally, I will take your votes. Within 72 hours, you will be mailed a letter confirming your votes, which will tell you how to make changes. Are you ready to proceed?

Begin the Vote

At this time, I'll begin recording the call. First, I'll reintroduce myself. My name is __________, calling from D.F. King & Co., Inc. on behalf of Putnam U.S. Government Income Trust . Today's date is
__________ and the time is __________.

May I please have your full name? If shareholder is an entity, may I please have your title? Can you confirm that you are authorized to direct the voting of these Putnam U.S. Government Income Trust shares?

May I please have your address?

May I have the last 4 digits of your social security number? (If shareholder is an entity, ask for Tax Identification Number)

Input the last 4 digits of the SSN. You may not proceed without this information. If the shareholder refuses to give this information, explain that it is for security purposes only, to assure that only the proper person can vote his shares. However, if the shareholder continues to resist, you have no choice but to politely end the call.

Have you received the proxy materials?

Actual Voting

Your Fund's Board of Trustees are asking you to consider the proposals which they have studied carefully. They recommend that you vote in favor of the proposals. Would you like to vote in favor of the proposals as recommended by your Fund's Trustees?

If you are required to read the proposals individually, end each proposal by saying, "Your Fund's Trustees recommend that you vote in favor. How would you like to vote?" For all the proposals, the valid responses are

F = For proposal.
A = Against proposal.
B = Abstain.

Closing

I have recorded your votes. You have voted __________. Is that correct? As your voting agent I will execute a written proxy in accordance with your instructions and forward it onto the fund. In the next 72 hours, we will mail you a letter by first class mail confirming your vote. If you wish to change your vote for any reason, please call us at the phone number listed in the letter. Thank you for your time.


              PUTNAM U.S. GOVERNMENT INCOME TRUST

                  Answering Machine Message

Hello, this is _______ calling on behalf of Putnam U.S. Government Income Trust . You should have received material in the mail concerning the Special Shareholders Meeting scheduled for December 12, 2002.

At your earliest convenience, please sign, date, and return the proxy card in the envelope provided or go to www.proxyweb.com/putnam to vote on the Internet and follow the directions on your proxy card.. If you have any questions, need proxy material or would like to vote by telephone, please call 1-800-735-3428.

Thank you for your consideration.